Exhibit 99.1

For Immediate Release Contact Crdentia Corp. John Kaiser, CEO Phone: 972.850.0780 Fax: 972.392.2722 jkaiser@crdentia.com Jim TerBeest, CFO Phone: 972.850.0780 Fax: 972.392.2722 jterbeest@crdentia.com

Crdentia Announces Appointments of David Jenkins and Raymond Dunn to Board of Directors

Company’s Board Expanded to Seven Members

DALLAS, April 10, 2008 – Crdentia Corp. (OTCBB:CRDT), a leading healthcare staffing company, today said that its Board of Directors has elected David Jenkins and Raymond (Jay) Dunn to its Board of Directors, effective immediately.  This announcement expands the Company’s Board of Directors to seven members.

John Kaiser, Crdentia’s President and Chief Executive Officer, said, “I am delighted David and Jay have joined Crdentia’s Board of Directors.  Each has tremendous depth of knowledge, healthcare expertise and public company experience that now can accrue to the benefit of Crdentia.  With this announcement, the strength of our board is further enhanced, and we look forward to contributions from David and Jay as we continue our efforts to execute our strategic initiatives to improve Crdentia’s operations and profitably grow our business.”

Mr. Jenkins is currently the managing member and general partner of FatBoy Capital, LLC, a shareholder of Crdentia.  In addition, Mr. Jenkins is also a Director of EP MedSystems, Inc. (NASDAQ: EPMD), a medical technology company that develops, manufactures and markets cardiac rhythm management and electrophysiology products, which are used to diagnose, monitor, visualize and treat irregular heartbeats known as arrhythmias.  EP MedSystems, Inc. recently announced an agreement to be acquired by St. Jude’s Medical, Inc.  Mr. Jenkins has also served as President and a director of Transneuronix, Inc., a privately-held company engaged in the development of neuromuscular stimulation devices, until its sale to Medtronic Inc. in 2005.  He is currently a director of Inset Technologies, Inc. and Catheter Robotics, Inc., both of which are privately held medical device companies.

Mr. Dunn is co-founder and Managing Director of the Latin Healthcare Fund (LHF), a shareholder of Crdentia, and Healthcare Investments International LLC (HII), , which are US-based private equity investment groups that invests in healthcare companies.  LHF and HII are affiliates of ACON Investments LLC, to identify healthcare investment opportunities in the U.S.  Mr. Dunn also served on the Boards of Farmacias Ahumada, the largest pharmacy chain in Latin America and publicly traded in Chile; and Integramedica, the largest outpatient services company in Chile.  Prior to LHF and HII, Mr. Dunn was Senior Investment Officer at Global Environment Fund where he managed the investment program for Latin America and served on company boards in Argentina, Chile, Peru and Colombia.  He also sourced and analyzed investment opportunities in Eastern Europe and the Middle

East.   Mr. Dunn started his career with Brown Brothers Harriman & Co. as a banking officer in the Trade and Commodity Finance Group.

About Crdentia Corp.

Crdentia Corp., one of the nation’s leading providers of healthcare staffing solutions, is focused on recruiting talented national and international healthcare professionals to meet the ever-increasing employment needs of over 2,300 clients. Crdentia is one of the few companies that can provide quality temporary staff for all healthcare industry positions including local nurses, travel nurses, allied health, locum tenens and home care professionals. For more information, visit http://www.crdentia.com.

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties.  Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.  Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team, members of which have other business interests; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company’s common stock.  The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  Crdentia undertakes no obligation to revise or update publicly any forward-looking statements for any reason.